Exhibit 1

                            STOCK PURCHASE AGREEMENT


     This Stock Purchase Agreement ("Agreement") is entered into as of September 8, 2000, by and among Dibo Attar, Alberto Antebi, Russell Molina, Ezra Attar and Raffaele Attar (herein collectively referred to as "Purchasers") and Greenwich Securities, Ltd., a British Virgin Islands corporation ("Seller").

                                    RECITALS:

     WHEREAS, Seller hereby desires to sell, transfer and convey to Purchasers and Purchasers hereby desire to purchase and accept from Seller a total of 985,800 shares of Common Stock, $ .01 Par Value, of T. H. Lehman & Co., Incorporated, a Delaware corporation (the "Company").

     NOW, THEREFORE, in consideration of the mutual promises, representations and warranties herein contained, and on the terms and subject to the conditions herein set forth, the parties hereto agree as follows:


                                    ARTICLE I
                         PURCHASE AND SALE OF THE SHARES

     1.1 Sale. Subject to the condition precedent in Section 6.1(iv) below, Seller hereby agrees to sell, assign, transfer and deliver to Purchasers, and Purchasers hereby agree to purchase, acquire and accept from Seller for the consideration stated in Article V hereof, the respective number of Shares set forth opposite each Purchaser's name on Schedule I attached hereto, free and clear of all security interests, encumbrances and adverse claims. Seller's agreement with Purchasers to sell the Shares pursuant to the terms hereunder shall be considered one sale.

     1.2 Closing. The closing ("Closing") of the purchase and sale of the Shares hereunder shall be held at the offices of the Company at 4900 Woodway Drive, Suite 650, Houston, Texas, within sixty (60) days from completion of the Monahan Debt Conversion (the "Closing Date"). At the Closing, Seller will deliver to Purchasers the stock certificates representing the Shares, duly endorsed by Seller in blank for transfer, or with duly executed stock powers attached. Against such delivery of the certificates, each Purchaser shall deliver to Seller the consideration set forth in Article V hereof.


                                   ARTICLE II
                    REPRESENTATIONS AND WARRANTIES OF SELLERS

     Seller hereby represents and warrants to and agrees with each Purchaser as follows:

     2.1 Status of Sellers: Authority. Seller is a corporation organized under the laws the British Virgin Islands, and has fill power and legal capacity to execute and deliver this Agreement and to carry out the transactions contemplated hereby. This Agreement has been duly executed and delivered by Seller and constitutes a valid, binding and enforceable obligation of Seller.

     2.2 Organization of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full power to own, lease and operate its properties and to carry on its business as now being conducted. The Company is duly licensed under all applicable laws, regulations, ordinances or orders of public authorities, or otherwise, to carry on its business in the places and in the manner now and heretofore conducted, the failure to obtain which would not materially adversely affect the assets, properties, business, operations or financial condition of the Company.

     2.3 Capitalization of the Company: Ownership of Shares. As of August 31, 2000, the authorized capital stock of the Company consists of 20 million shares of Common Stock, $.01 par value, of which 4,742,720 shares are issued and outstanding. Other than the Common Stock, there are no outstanding shares of securities of the Company, or any options, rights, warrants, calls or commitments relating to the Company's authorized but unissued shares of capital stock.

     At the Closing; such Shares to be transferred hereunder shall be free and clear of any lien; mortgage, adverse claim, charge, security interest, encumbrance or other restriction or limitation affecting Seller's ability to transfer the Shares to each Purchaser. By delivery of the consideration for the Shares at the Closing, each Purchaser will acquire good and marketable title to the Seller's Shares transferred hereunder, free and clear of any lien, mortgage, adverse claim, charge, security interest, encumbrance or other restriction or limitation whatsoever.

     2.4 No Consent. No consent of and other party and no consent, license, approval or authorization of, or exemption by, or registration or other declaration with, any governmental authority, bureau or agency or any other agreement to which Seller is a party is required in connection with the execution, delivery, validity or enforceability of this Agreement with respect to Seller or the consummation of the transactions contemplated hereby.

     2.5 No Breach. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will:

     (1) violate any provision of the Articles of Incorporation or Bylaws of the Company;

     (2) violate, conflict with or result in the breach or termination of, or otherwise give any other contracting party the right to terminate, or constitute a default (by way of substitution or otherwise) under the terms of, any mortgage, lease, bond, indenture, agreement, franchise or other instrument or obligation to which any of the shareholders of the Company is a party or by which any of the Company's properties or assets may be bound, the result of which would materially adversely affect such assets, properties, business, operations or financial condition of the Company;

     (3) result in the creation of any lien, charge or encumbrance upon the properties or assets of the Company pursuant to the terms of any such mortgage, bond, indenture, agreement, franchise or other instrument or obligation which will materially and adversely affect the assets, properties, business, operations or financial condition of the Company;

     (4) violate any judgment, order injunction, decree or award of any court, arbitrator, administrative agency or governmental body against, or binding upon Seller, the Company or upon the securities, properties, assets or business of the Company; or

     (5) constitute a violation by Seller or the Company of any law or regulation of any jurisdiction as such law or regulation relates to Seller or the Company, the result of which would adversely affect the assets, properties, business, operations or financial condition of the Company.

                                   ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

     Each Purchaser hereby represents and warrants to Seller as follows:

     3.1 Investment. Each Purchaser hereby represents that he is acquiring the Shares for investment for his own account, not as nominee or agent, and not with a view to, or for resale in connection with, any distribution thereof. Each Purchaser understands that the Shares to be purchased pursuant to this Agreement have not been, and will not be, registered under the Securities Act of 1933, as amended (the "Act"), or any state securities laws by reason of specific exemptions from the registration provisions of the Act and any applicable state securities laws, the validity of which will depend upon, among other things, the bona fide nature of the investment intent and the accuracy of each Purchaser's representations as expressed herein. Each Purchaser acknowledges that the Shares must be held in accordance with Rule 144 under the Act unless subsequently registered under the Act and any applicable state securities laws or unless exemptions from such registration are available. Each Purchaser acknowledges that the Shares are being acquired from an "Affiliates" as that term is defined under the Act, and such shares must comply with Rule 144 before they can be sold thereunder, including the applicable holding period.

     3.2 No Public Market. Each Purchaser understands that no public market now exists for any of the shares, subject to Purchaser and the Company's compliance with Rule 144.

     3.3 Authorization. This Agreement has been duly executed and delivered by each Purchaser, and each Purchaser has the right, power, authority and legal capacity to enter into and perform this Agreement and to consummate the transactions contemplated hereby.

     3.4 No Consent. No consent of any other party and no consent, license, approval or authorization of or exemption by, or registration or declaration with, any governmental authority, bureau or agency or any other agreement to which each Purchaser is a party is required in connection with the execution, delivery, validity or enforceability of this Agreement with respect to each Purchaser or the consummation of the transactions contemplated hereby.

     3.5 Suitability. Each Purchaser has such knowledge and experience in financial and business matters that each Purchaser is capable of evaluating the merits and risks of the proposed investment in the Shares and each Purchaser is able to bear the economic risk of the investment in the Shares. Each Purchaser is an "accredited investor" as that term is defined under the Act, and has completed the Subscription Agreement attached hereto as Exhibit "A-l" through "A-5".


                                   ARTICLE IV
                      COVENANTS OF SELLERS ANT) PURCHASERS

     4.1 Best Efforts. Subject to the terms and conditions herein provided, each of the parties hereto covenants arid agrees to use his best efforts to take, or cause to be taken, all action or to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and effect the transactions contemplated by this Agreement.


                                    ARTICLE V

                                 PURCHASE PRICE

     5.1 Consideration. The total consideration to be paid at Closing by Purchasers to Seller for the Shares shall be $123,225.00, representing a price of $.125 per Share. Such consideration shall be evidenced by cash or certified bank funds payable in United States Dollars. The amount of consideration payable by each Purchaser to Seller is set forth in Schedule I attached hereto.


                                   ARTICLE VI
                       CONDITIONS TO CLOSING OF PURCHASER

     6.1 Condition to Purchasers Obligations. The obligations of each Purchaser to effect the transactions contemplated by this Agreement at the Closing are subject to the satisfaction on or prior to the Closing Date of each of the conditions set forth below (any one or more of which may, in the absolute discretion of any Purchaser, be waived by such Purchaser):

     (1) The representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date as if such representations and warranties were made at and as of the Closing Date, except for changes contemplated by the terms of this Agreement;

     (2) Seller shall have performed in all material respects all agreements and covenants required by this Agreement to be performed by him or her prior to or at the Closing Date;

     (3) Seller shall have exhibited to each Purchaser, against receipt of the consideration therefor, certificates representing the Seller's Shares, duly endorsed to each Purchaser in blank or with duly executed stock powers attached, in proper form for transfer to such Purchaser; and

     (4) Monahan Corp. must give its written approval to convert all of its current loan to the Company in the approximate principal amount of $330,000 to common stock in the Company.


                                   ARTICLE VII
                        CONDITIONS TO CLOSING OF SELLERS

     7.1 Condition to the Obligations of Seller. The obligations of Seller to effect the transactions contemplated by this Agreement at Closing are subject to the satisfaction on or prior to the Closing of each of the conditions set forth below (any one or more of which may, in the absolute discretion of the Seller, be waived by Seller):

     (1) All representations and warranties of each Purchaser contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date as if such representations and warranties were made at and as of the Closing Date, except for changes contemplated by the terms of this Agreement;

     (2) Each Purchaser shall have performed all agreements and covenants recurred by this Agreement to be performed by him prior to the Closing Date; and

     (3) Each Purchaser shall have delivered to Seller a certified or bank cashier's check in the amount set forth opposite each Purchaser's name as set forth in Schedule I attached hereto.


                                   ARTICLE VII
                                 INDEMNIFICATION


     8.1 Indemnification. Seller agrees to jointly and severally indemnify in respect of, and hold each Purchaser harmless against, any and all Liabilities, as hereinafter defined. "Liabilities", as used herein, shall include, without limitation, any claim, action, demand, loss, cost, expense, liability, penalty or other damage, whether joint or several, including, without limitation, punitive damages and attorneys fees and other costs and expenses reasonably incurred in investigating, and attempting to avoid, or in opposing the imposition of any Liability, resulting to any Purchaser, directly or indirectly, from any misrepresentation, breach of warranty, nonfulfillment or failure to perform any covenant or agreement on the part of Seller under this Agreement. Seller shall, in addition, reimburse any Purchaser on demand for any payment made by such Purchaser at any time after the Closing based upon a final judgment of any court of competent jurisdiction or pursuant to a bona fide compromise or settlement of any such claim, demand or action, in respect of any Liabilities to which the foregoing indemnity relates.

     8.2 Method of Asserting Claims. Promptly after receipt by any Purchaser of notice of the commencement of any action or proceeding for which it is entitled to be indemnified pursuant to Section 81, such Purchaser shall notify Seller in writing of the commencement thereof; provided, however, that the omission to so notify Seller shall not relieve them from any Liability which they may have to such Purchaser otherwise than under this Section. If any such action or proceeding shall be brought against such Purchaser, and it shall notify Seller of the commencement thereof, Seller shall be entitled to participate in, and, to the extent that they shall wish, to assume the defense thereof, with counsel satisfactory to such Purchaser, and after notice from Seller to such Purchaser of their election to assume the defense thereof; Seller shall not be liable to such Purchaser under this Section 8.2 for any legal or other expenses subsequently incurred by such Purchaser in connection with the defense thereof other than reasonable costs of investigation.

                                   ARTICLE IX
                                  MISCELLANEOUS

     9.1 Survival of Representations. The representations and warranties of each of the parties hereto under this Agreement shall survive the Closing and any investigation of any of the parties with respect thereto.

     9.2 No Brokers. Each party to this Agreement agrees that no third person has in any way brought the parties together or been instrumental in the making of this Agreement. Each such party agrees to indemnify the other party hereto against any claim of any third person for any commission, brokerage or finder's fee or other similar payment with respect to this Agreement or the transactions contemplated hereby based on any alleged agreement or understanding between such party and such third person, whether express or implied from the actions of such party.

     9.3 Costs and Expenses. Each of the pates to this Agreement shall bear his own costs and expenses incurred in connection with the negotiation, preparation, execution and closing of this Agreement and the transactions contemplated hereby.

     9.4 Notices. All notices or other communications required or permitted by this Agreement shall be sufficiently given if in writing and personally delivered or mailed by registered or certified mail, return receipt requested, to Seller or to Purchasers at the address set forth under such person's name on the signature page hereto or to such other address as hereafter shall be furnished as provided in this Section 9.4 by any of the parties hereto to the other parties hereto.

     9.5 Assignment and Amendment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. This Agreement shall not be assignable by Seller or any Purchaser except that it may be assigned by operation of law or by will of Seller, and shall not be amended or modified, except pursuant to a writing executed by all the parties hereto.

     9.6 Severability. If any provision of this Agreement, or the application of any such provision to any person or circumstance, shall be held invalid by a court of competent jurisdiction, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is held invalid, shall not be affected thereby.

     9.7 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     9.8 Entire Agreement. This Agreement, together with the Schedules and Exhibits hereto, constitutes the entire understanding and agreement among the parties as to matters covered herein and supersedes and replaces any prior understanding, agreement or statement, written or oral, and no party shall be liable or bound to any other party in any manner by any warranties, representations, covenants or agreements, except as specifically set forth herein. No provision of this Agreement shall be construed to confer any rights or remedies on any other person other than Seller or Purchasers.

     9.9 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     9.10 GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF THE STATE OE TEXAS.



            (the remainder of this page is intentionally left blank)

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date and year first above written.

PURCHASERS:

/s/Dibo Attar                               /s/Alberto Antebi
---------------------------                 -----------------------------------
Dibo Attar                                  Alberto Antebi



/s/Russell Molina                           /s/Ezra Attar
---------------------------                 -----------------------------------
Russell Molina                              Ezra Attar


/s/Raffaele Attar
---------------------------
Raffaele Attar


SELLER:

Greenwich Securities, Ltd.,
a British Virgin Islands corporation



By:/s/Dibo Attar
   -------------------------
Name: Dibo Attar
Title: Power of Attorney

                                   SCHEDULE I

                  SHARES TO BE PURCHASED AND CONSIDERATION PAID




Purchasers                Shares                   Consideration

Dibo Attar               200,000                    $25,000.00
Alberto Antebi           125,000                    $15,625.00
Russell Molina           480,000                    $60,000.00
Ezra Attar                90,400                    $11,300.00
Raffaele Attar            90,400                    $11,300.00
                          ------                    ----------
Totals                   985,800                   $123,225.00